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                                                                     EXHIBIT 4.1


                   AMENDMENT NO. 2 TO THE STANDARD TERMS FOR
                          DEPOSITARY TRUST AGREEMENTS


          AMENDMENT NO. 2 TO THE STANDARD TERMS FOR DEPOSITARY TRUST AGREEMENTS (the "Amendment") dated as of November 22, between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Depositor, and The Bank of New York, as Trustee.

                             W I T N E S S E T H:

          WHEREAS, the Initial Depositor wishes to amend the Standard Terms for Depositary Trust Agreements, dated September 2, 1999, between the Initial Depositor and the Trustee (the `Standard Terms") to allow for the inclusion in all future and existing HOLDRS trusts the securities received as a result of distribution of securities from a Securities Issuer or the securities received as consideration in connection with a merger, acquisition or other corporate combination involving a Securities Issuer. However, the Amendment does not apply to the Market 2000+ HOLDRS or a future HOLDRS Trust agreed upon by the Initial Depositor and the Trustee.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment, the parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1 Definitions. The following definition is hereby deleted in
                      -----------
its entirety and restated as follows:

          (a) "Securities" means any shares of a class of securities, including American depositary shares and American depositary receipts, and Additional Securities which must be deposited for issuance of Receipts.

          (b)  The following definitions are hereby added to the Standard Terms:

                    "Additional Securities" means any securities which are issued to the holders of the Underlying Securities as a dividend, distribution or in exchange for Securities, unless such securities (1) are not listed for trading on a U.S. national securities exchange or through Nasdaq NMS or (2) have a Standard & Poor's Corporation Sector Classification that is different from any Underlying Security in the respective HOLDRS trust at the time of the dividend, distribution or exchange.

                    "Standard & Poor's Corporation Sector Classification" means the sector classification given to each class of publicly traded securities of a company, from time to time, by Standard & Poor's Corporation.

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                                  ARTICLE II
                                   AMENDMENT

          Section 2.1 Reconstitution Events. Section 2.11(a) is hereby deleted
                      ---------------------
in its entirety and replaced with the following:

          (a) If any class of Securities ceases to be outstanding as a result of a merger, consolidation, corporate combination or other event, and, as a result, securities which are not Underlying Securities or Additional Securities are received by the Trustee, the Trustee shall, if it has actual knowledge of such event, to the extent lawful and feasible and subject to Section 4.10, distribute any such securities which shall be received by the Trustee to the Owners in proportion to their ownership of Receipts. Effective on the date that such Securities cease to be outstanding, such class of Securities shall cease to be either Securities or Underlying Securities.

          Section 2.2 Distributions in Securities. Section 4.3 is hereby deleted
                      ---------------------------
in its entirety and replaced with the following:

          If any distribution by a Securities Issuer consists of a dividend in, or free distribution of, Securities or Additional Securities, the Trustee shall, to the extent lawful and feasible, retain such Securities or Additional Securities under the Depositary Trust Agreement, and, in such case, (i) the amount of such Securities or Additional Securities so retained in respect of each Receipt shall be added to the classes and quantities of securities which must be deposited for issuance of one Receipt and (ii) the number of Receipts in an Issuance Denomination may be increased or decreased by the Trustee to the lowest multiple of 100 Receipts such that no fractional shares are thereby represented in such Issuance Denomination.

          Section 2.3 Changes Affecting Underlying Securities. Section 4.8(a) is
                      ---------------------------------------
hereby deleted in its entirety and replaced with the following:

          In circumstances where the provisions of Section 2.11, 4.2 and 4.3 do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of any Underlying Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the issuer of any Underlying Security, regardless of whether the Securities Issuer survives, the Trustee shall, to the extent lawful and feasible, retain any Securities or Additional Securities under the Depository Trust Agreement, and, in such case, (i) the amount of such Securities or Additional Securities so retained in respect of each Receipt shall be added to the classes and quantities of securities which must be deposited for issuance of one Receipt and (ii) the number of Receipts in an Issuance Denomination may be increased or decreased by the Trustee to the lowest multiple of 100 Receipts such that no fractional shares are thereby represented in such Issuance Denomination.


                                  ARTICLE III
                                 MISCELLANEOUS

          Section 3.1 Counterparts. This Amendment may be executed in any number
                      ------------
of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Amendment, the Standard Terms and the

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applicable Depositary Trust Agreement shall be filed with the Trustee and shall be open to inspection by any Owner of a Receipt during business hours.

          Section 3.2 Governing Law. This Amendment shall be interpreted and all
                      -------------
rights hereunder and provisions hereof shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

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          IN WITNESS WHEREOF, Merrill Lynch, Pierce, Fenner & Smith Incorporated
and The Bank of New York have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first set forth above.

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                      INCORPORATED


                                    By:  /s/ Stephen G. Bodurtha
                                        -------------------------
                                        Stephen G. Bodurtha
                                        Attorney-in-Fact and
                                        First Vice President



                                    THE BANK OF NEW YORK,
                                      as Trustee


                                    By:  /s/ Joanne DiGiovanni
                                        -----------------------
                                        Joanne DiGiovanni
                                          Vice President

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